Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nova Scotia Power Incorporated

We consent to the use in the Registration Statement on Form F-9 of Nova Scotia Power Incorporated (the “Corporation”) of our report dated February 4, 2010 to the shareholders of the Corporation on the balance sheets of the Corporation as at December 31, 2009 and 2008, and the statements of earnings, cash flows, and changes in shareholders’ equity for each of the years in the two year period ended December 31, 2009.

/s/ Grant Thornton LLP
Halifax, Canada July 15, 2010	Grant Thornton LLP Chartered Accountants